PROXY STATEMENT OPPOSING THE SOLICITATION BY THE BOARD OF
DIRECTORS OF THE BLACKROCK NORTH AMERICAN GOVERNMENT INCOME
TRUST INC.

ANNUAL MEETING OF SHAREHOLDERS (To be held on May --, 2001)

My name is Phillip Goldstein. I am sending this proxy statement and the enclosed GREEN proxy card to holders of record on March --, 2001 (the "Record Date") of The BlackRock North American Government Income Trust Inc. ("BNA"). I am soliciting a proxy to vote your shares at the 2001 Annual Meeting of Stockholders of BNA (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to BNA's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of BNA on or about April --, 2001.

INTRODUCTION

There are three matters that BNA has scheduled to be voted upon at the meeting:

1. The election of three persons to serve as directors of BNA;

2. The ratification of the selection of Deloitte & Touche LLP as the independent auditors of BNA for the fiscal year ending October 31, 2001;

3. A stockholder proposal requesting that BNA become open-ended.

	In addition, I intend to present the following proposals:

4. The investment advisory agreement shall be terminated;

5. Unless approved by the shareholders, no legal fees shall be paid by BNA to pursue any lawsuit against a shareholder that is reasonably calculated to impede a change in control of BNA;

6. To approve the reimbursement of my out-of-pocket solicitation expenses.

I am soliciting a proxy to vote your shares FOR the election of Andrew Dakos, Gerald Hellerman and me as directors of BNA and FOR Proposals 3, 4, 5 and 6. I am making no recommendation as to how your shares should be voted on the ratification of the selection of BNA's independent auditors.

How Proxies Will Be Voted

All of the matters scheduled by BNA to be voted on at the meeting are included on the enclosed GREEN proxy card. If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of my nominees to the Board, FOR Proposals 3,4, 5 and 6 and will NOT VOTE on the ratification of the selection of BNA's independent auditor.

If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting.

Voting Requirements

If a quorum is not present at the meeting the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies, consideration of matters of which I am not aware at this time, or negotiations with the incumbent directors. If an adjournment of the meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. Please refer to BNA's proxy statement for the quorum requirements and the voting requirements for each proposal.

Revocation of Proxies

You may revoke any proxy you give to management or to me at any time prior to its exercise by (i) delivering a written revocation of your proxy to BNA; (ii) executing and delivering a later dated proxy to me or to BNA or to our respective agents; or (iii) voting in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

The shareholder making this solicitation is Phillip
Goldstein, 60 Heritage Drive, Pleasantville, NY 10570. I am an investment manager who presently manages investment portfolios having assets in excess of $60 million. Since December 1, 1992, I have been the president and 50% shareholder of a company that serves as the general partner of a private investment partnership. That partnership is a shareholder in BNA. Since 1996, I have taken an active role in urging the management of certain registered closed-end investment companies to take various actions that I believe would benefit their shareholders.

As of April --, 2001, I am deemed to be the beneficial owner of ------- shares of Common Stock of BNA held in brokerage accounts by my clients and me, representing approximately --% of BNA's outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

REASON FOR THE SOLICITATION

At the meeting, you will be able to vote on a proposal urging that BNA be open-ended. Last year, shareholders voted in favor of a similar proposal by a margin of 11.1 million shares to 7.3 million shares. Despite this overwhelming mandate, the board did not implement the proposal. I believe that the directors will not act to open-end BNA because they are loyal to the investment advisor and open-ending would lead to lower fees for the advisor. Therefore, I am conducting this solicitation in order to (1) elect directors who are committed to abiding by the outcome of another stockholder vote on open-ending and (2) terminate the advisory contract (and hire another advisor that would be willing to manage BNA as an open-end fund).


CERTAIN CONSIDERATIONS

In deciding whether to give me your proxy, you should consider the following:

If my nominees are elected, they will constitute a minority of the Board. Open-ending requires approval by the Board and the shareholders and no assurance can be given that such approvals will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with open-ending, including but not limited to those associated with holding a special meeting of shareholders. I believe that such costs are far outweighed by the benefits of open-ending. While nothing in this life is certain, I believe that if BNA open-ends, it is highly likely that the value of your shares will be higher than if it remained a closed-end fund trading at a significant discount to NAV.

I believe that all shareholders of BNA will benefit from any actions taken to improve shareholder value or to reduce or eliminate the discount from NAV. However, my clients who hold shares of BNA pay me fees. These fees are based upon a share of the profits each client earns and will be greater if the value of BNA's shares increases.

ELECTION OF DIRECTORS (Proposal 1)

At the meeting, I will nominate the following persons for election as directors for a term expiring in 2003.

Name, Address, Age
Principal Business Occupation(s)

Phillip Goldstein (Age 56)
60 Heritage Drive
Pleasantville, NY  10570

Since 1992, Mr. Goldstein has managed investments for a limited number of clients and has served as the portfolio manager and president of the general partner of Opportunity Partners, a private investment partnership. He was a director of Clemente Strategic Value Fund from 1998 to 2000 and was elected a director of The Mexico Equity and Income Fund in February 2000, The Italy Fund in May 2000, and Dresdner RCM Global Strategic Income Fund in November 2000.

Gerald Hellerman (Age 63)
10965 Eight Bells Lane
Columbia, MD 21044

Managing director of Hellerman Associates, a financial consulting firm; Trustee of Third Avenue Trust since 1993;
Director of Clemente Strategic Value Fund from 1998-2000.

Andrew Dakos (Age 34)
14 Mill Street
Lodi, NJ  07644
Private investor.  Vice President -- Sales, UVitec Printing Ink,
Inc. since 1997, Sales Manager 1992-1997. Director of Dresdner
RCM Global Strategic Income Fund since November 2000.


As of September 15, 2000 Mr. Goldstein and Mr. Dakos beneficially owned --------- shares and ------------- shares of BNA respectively. Mr. Hellerman does not currently own any shares. Other than fees that may be payable by BNA to its directors, none of my nominees have any arrangement or understanding with any person with respect to any future employment by BNA or by any affiliate of BNA.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote FOR the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the persons named as proxies.

RATIFICATION OF THE INDEPENDENT AUDITOR (Proposal 2)

	The incumbent board of directors has selected Deloitte & Touche LLP as the independent auditor of BNA for the fiscal year ending October 31, 2001. I am making no recommendation on this proposal. In the absence of contrary instructions, the persons named as proxies on the GREEN proxy card will NOT VOTE on this proposal.

A RECOMMENDATION THAT BNA BE OPEN-ENDED (Proposal 3)

	Forbes magazine recently said that open-ending is "the best thing that can happen" to a closed-end fund that trades at a discount. The supporting and opposition statements appear in management's proxy statement. I strongly recommend that shareholders vote FOR open-ending. In the absence of contrary instructions, the proxies will vote FOR this proposal.

THE INVESTMENT ADVISORY AGREEMENT BETWEEN BLACKROCK ADVISORS AND
BNA SHALL BE TERMINATED (Proposal 4)

	The long-term performance of our fund has been poor. Since BNA's inception, the market price of our shares have lost more than one third of their value. In addition, the annual dividend has fallen from $1.20 to $0.84 last year. We received another unpleasant surprise recently when the dividend was further reduced to $0.75 per year. Poor price performance and a declining dividend are good reasons to fire BlackRock as the investment advisor and select another firm to advise BNA. I also believe BlackRock is the primary impediment to open-ending.
If BNA open-ended, BlackRock would have to compete with other advisors for assets and fees. Terminating the advisory agreement and hiring another advisor will remove this impediment. In the absence of contrary instructions, the proxies will vote FOR this proposal.

UNLESS APPROVED BY THE STOCKHOLDERS, NO LEGAL FEES SHALL BE
PAID BY BNA TO PURSUE ANY LAWSUIT AGAINST A SHAREHOLDER THAT IS
REASONABLY CALCULATED TO IMPEDE A CHANGE IN CONTROL OF BNA.
(Proposal 5)

I believe shareholders should be able to democratically determine the destiny of BNA. However, boards of directors have been known to initiate a lawsuit designed to impede the shareholders from ousting them. I believe that these sorts of lawsuits benefit only the incumbent managers and the lawyers who litigate them. Shareholders should not have to pay for such a lawsuit unless they specifically approve it. In the absence of contrary instructions, the proxies will vote FOR this proposal.

REIMBURSEMENT OF MY OUT-OF-POCKET EXPENSES (Proposal 6)

	Because I believe this solicitation will, if successful, benefit all shareholders by allowing them to vote for proposals to enhance shareholder value and directors who will carry out their wishes, I am asking to be reimbursed for my out-of-pocket expenses, i.e., primarily printing and mailing costs. In the absence of contrary instructions, the proxies will vote FOR this proposal.

Initially, I will personally bear all of the expenses related to this proxy solicitation. I estimate that my expenses will be about $60,000. As of April --, 2001, my expenses have been approximately $--------. If I am not reimbursed by BNA, I may seek reimbursement from one or more of my clients or from the general partner of the investment partnership that I manage.

THE SOLICITATION

 I am making this solicitation personally. Persons affiliated with or employed by the general partner of the investment partnership that I manage may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

I am not and, within the past year, have not been a party to any contract, arrangement or understanding with any person with respect to any securities of BNA. In addition, there is no arrangement or understanding involving me or any affiliate that relates to future employment by BNA or any future transaction with BNA.

ADDITIONAL PROPOSALS

I know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in BNA's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: April --, 2001


EXHIBIT 1: SECURITIES OF BNA PURCHASED OR SOLD
WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in BNA. The following table sets forth certain information with respect to purchases of shares of Common Stock of BNA within the past two years by me and by accounts holding shares as to which I am deemed to be the beneficial owner. (There have been no sales.) Some of the shares are held in margin accounts, together with other securities. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

















PROXY CARD

PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF THE
BLACKROCK NORTH AMERICAN GOVERNMENT INCOME TRUST INC. BY PHILLIP
GOLDSTEIN

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY --, 2001

The undersigned hereby appoints Steven Samuels, Andrew Dakos, Rajeev Das and Phillip Goldstein, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The BlackRock North American Government Income Trust Inc. to be held on May --, 2001 (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate
[  ].)

1.	ELECTION OF PHILLIP GOLDSTEIN, ANDREW DAKOS AND GERALD
HELLERMAN AS DIRECTORS.

FOR all of the nominees listed above [   ]
	WITHHOLD AUTHORITY  [   ]
(except as indicated to the contrary below) to vote for all of the nominees listed above

To withhold authority to vote for one or more nominees,
enter the name(s) of the nominee(s) below.
__________________________________________________________

2.	To ratify the selection by the Board of Directors of Deloitte
& Touche LLP as BNA's independent accountants for the fiscal year ending October 31, 2001:

FOR [   ]             	AGAINST [   ]    		ABSTAIN [   ]
3.	A stockholder proposal recommending that BNA be open-ended.
FOR [   ]        			AGAINST [   ]    	ABSTAIN [   ]
4.     The investment advisory agreement shall be terminated

	FOR [   ]     	AGAINST [   ]     			ABSTAIN [   ]

5.	Unless approved by the shareholders, no legal fees shall be
paid by BNA to pursue any lawsuit against a shareholder that is reasonably calculated to impede a change in control of BNA;

	FOR [   ]     	 	AGAINST [   ]     		ABSTAIN [  ]

6. To approve the reimbursement of my out-of-pocket solicitation expenses.

FOR [   ]       		 	AGAINST [   ]    	ABSTAIN [   ]

Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1 and FOR Proposals 3, 4, 5 and 6 and will not vote on Proposal 2. The undersigned hereby acknowledges receipt of Phillip Goldstein's proxy statement dated April --, 2001 and revokes any proxy previously executed.


SIGNATURE(S)__________________________	Dated: _______________